Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

Tesetaxel Results from Multiple Dose-Ranging Clinical Trials Updated at ASCO

-- Safety of weekly dosing schedule provides “dose-dense” option
-- Low incidence of neuropathy despite extended therapy
-- Published and ongoing combination trials with capecitabine (Xeloda®)

BERKELEY HEIGHTS, NJ – June 8, 2011 – Genta Incorporated (OTCBB: GNTA) announced updated results from multiple dose-ranging trials of tesetaxel, the leading oral taxane in clinical development.  Together, the trials show a consistent and predictable safety profile along with clinical activity used alone or combination with capecitabine (Xeloda®; Hoffman LaRoche, Inc.), the leading oral fluoropyrimidine used in patients with breast cancer and gastric cancer.  Updated results, published in conjunction with the 2011 annual meeting of the American Society of Clinical Oncology (ASCO), are summarized as follows:

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Three Phase 1 studies of tesetaxel administered as a single agent have been completed.  Together, these trials show that 27 mg/m2 is a safe starting dose, and that subsequent doses can be escalated to 35 mg/m2 depending upon individual patient tolerance.  The principal adverse reaction has been neutropenia.  Hypersensitivity reactions have not been observed.

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Two studies (one completed, one ongoing) have examined the safety, dosing and pharmacokinetics of tesetaxel administered in combination with capecitabine.  The completed study, which showed no adverse drug interactions or difference in pharmacokinetics when the drugs were co-administered, was recently published.  An abstract of this new report is available here:  http://www.ncbi.nlm.nih.gov/pubmed/21547572.

Ongoing dose-ranging studies include:

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A trial of tesetaxel plus capecitabine administered at the maximally tolerated dose of both agents.  The use of this combination is envisioned for future clinical trials, and completion of accrual is expected in June 2011.

●	A study of tesetaxel in combination with cisplatin and capecitabine as initial therapy for patients with gastric cancer.

●	A dose-ranging study of tesetaxel (24 to 31 mg/m2 every 3 weeks) in Japanese subjects.

●	A study of tesetaxel administered weekly for 3 consecutive weeks – currently open to accrual at a total dose of 45 mg/m2.

“In aggregate, this broad program confirms the tolerable safety profile established using tesetaxel alone or in combination”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “We continue to expand the profile of tesetaxel use in combination with drugs that comprise the standard-of-care in gastric cancer and breast cancer, our priority indications.  Early clinical data suggest confirmation of preclinical data that tesetaxel can overcome standard mechanisms of clinically acquired taxane resistance.  The lack of hypersensitivity and significant nerve damage -- coupled with flexible dosing, elimination of premedication requirements, and high levels of patient convenience – offer important advantages that we are exploring in ongoing trials.”

About Tesetaxel

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

●	Is active in diseases that are resistant to standard taxanes
●	Is not associated with serious (occasionally fatal) hypersensitivity reactions
●	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
●	Reduces damage to peripheral nerves
●	Offers flexible and convenient dosing for patients

Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies. A second portfolio compound, Genasense® (oblimersen sodium) Injection, is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  The Company has recently announced that a randomized trial of Genasense did not increase overall survival in patients with advanced melanoma.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

●	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
●	the safety and efficacy of the Company’s products or product candidates;
●	the timing of commencement and completion of any clinical trials;
●	the Company’s assessment of its clinical trials;
●	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
●	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
●	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
●	the adequacy of the Company’s patents and proprietary rights;
●	the impact of litigation that has been brought against the Company; and
●	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2011 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com